Exhibit 99.1

Viewbix: Gix Media Increases Holdings in Cortex Media Group to 80% of its Share Capital

Viewbix’s CEO: “Our acquisitions in Cortex have allowed us to benefit from the positive trends in Cortex’s content activity, along with Cortex’s excellent financial results and, accordingly, its impact on Viewbix’s financial statements”

Ramat Gan, Israel, January 23, 2023 – Viewbix Inc. (OTC: VBIX) (“Viewbix” or the “Company”), a global developer of Mar-Tech and Ad-Tech innovative technologies, today announced that Gix Media Ltd. (“Gix Media”), its wholly-owned subsidiary, acquired an additional 10% of Cortex Media Group Ltd. (“Cortex”), a digital publishing company, increasing its holdings to 80% of the share capital of Cortex on a fully diluted basis (the “Subsequent Purchase”).

The Subsequent Purchase was completed at a valuation of Cortex of approximately $27 million in exchange for consideration consisting of $2.7 million in cash.

The Subsequent Purchase follows Gix Media’s initial purchase of 70% of Cortex’s share capital in October 2021 (the “Initial Purchase”). At the Initial Purchase, Cortex was valued at $16 Million and the increase in Cortex’s current valuation is primarily due to an increase in its results and activity and its improved financials.

During the period following Gix Media’s Initial Purchase, Gix Media’s revenues grew by 176% to $66.1 million during the nine months ending September 30, 2022, as compared to the same period in 2021.

Gix Media intends to finance the Subsequent Purchase through both cash and the expansion of a $1.5 million bank loan.

Amihay Hadad, Viewbix’s CEO: “We are excited to increase our ownership in Cortex, which thus far has proven itself to be a valuable and worthwhile investment for both Viewbix and Gix Media. Our acquisitions in Cortex have allowed us to benefit from the positive trends in Cortex’s content activity, along with Cortex’s excellent financial results and, accordingly, its impact on Viewbix’s financial statements. We fully realize the valuable opportunity in the field of content, and we are working to expand our presence in this growing sector, including through the optimization of additional languages and platforms, a process which we commenced last year”.

About Viewbix Inc.

Viewbix, through its subsidiaries Gix Media Ltd. and Cortex Media Group Ltd., operates in the field of digital advertising. The Group has two main activities search and digital content. The search develops a variety of technological software solutions, which perform automation, optimization and monetization of internet campaigns, for the purposes of acquiring and routing internet user traffic to its customers. The digital content is engaged in the creation and editing of content, in different languages, for different target audiences, for the purposes of generating revenues from leading advertising platforms, including Google, Facebook, Yahoo and Apple, by utilizing such content to obtain internet user traffic for its advertisers. Viewbix’s technological tools allow advertisers and website owners to earn more from their advertising campaigns and generate additional profits from their websites.

For more information about Viewbix, visit https://corp.viewbix.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when discussing the anticipated benefit of its continued acquisitions of Cortex’s share capital. Because such statements deal with future events and are based on Viewbix’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release.

The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed in any filings with the SEC. Except as otherwise required by law, Viewbix undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Viewbix is not responsible for the contents of third-party websites.

INVESTOR RELATIONS CONTACTS:

Michal Efraty

Investor Relations, Israel

+972-(0)52-3044404
michal@efraty.com